Exhibit 99.1

Floor & Decor Holdings, Inc. Announces Third Quarter Fiscal 2019 Financial Results

  Net sales increased 19.5% from the third quarter 2018 to $521.1 million
  Comparable store sales increased 4.6% from the third quarter 2018; Comparable store sales excluding Houston increased 6.0%
  Diluted earnings per share (“EPS”) increased 56.0% to $0.39 from $0.25 in the third quarter 2018; Adjusted diluted EPS increased 12.5% to $0.27 from $0.24 in the third quarter 2018
  Provides fourth quarter and updates full year fiscal 2019 sales and earnings outlook

ATLANTA--(BUSINESS WIRE)--November 1, 2019--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the third quarter of fiscal 2019, which ended September 26, 2019.

Tom Taylor, Chief Executive Officer, stated, “We are pleased with our third quarter 2019 earnings results as we delivered 19.5% sales growth and earnings per share that exceeded the high-end of our expectations, despite an estimated 70 basis point headwind to our comparable store sales caused by Hurricane Dorian. Our third quarter comparable store sales growth accelerated from our second quarter, in-line with our expectations. We remain particularly pleased with our new stores – the class of 2019 is currently on track to be our best class of new stores from a first year sales perspective. Collectively, the performance of our new stores, the sales trends in our existing stores, and select price increases to offset the impact of tariffs leads us to believe that we will continue to experience an acceleration in our sales trend into the fourth quarter of 2019. We remain very pleased with our merchandising and supply chain teams’ efforts to mitigate the impact of tariffs on our product costs and continue to expect a meaningful decline in the percentage of our purchase orders that originate from China by the end of 2019. While we are pleased with our third quarter results, we have updated our fourth quarter and full year outlook to reflect a softer-than-expected start to the fourth quarter.”

Mr. Taylor continued, “In the third quarter, we successfully opened seven new warehouse stores, ending the quarter with 113 warehouse stores, up 18.9% from 95 warehouse stores as of the end of the third quarter of 2018. As we look to the remainder of fiscal 2019, we expect to open seven new stores, leading to another year of 20.0% unit growth. We believe our third quarter and year-to-date 2019 results continue to validate the strength of our value proposition in the hard-surface flooring industry. I would like to thank all our associates for their hard work and their exceptional service to our customers.”

Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.

For the Thirteen Weeks Ended September 26, 2019

  Net sales increased 19.5% to $521.1 million from $435.9 million in the third quarter of fiscal 2018. Comparable store sales increased 4.6%. Comparable store sales excluding Houston increased 6.0%.
  The Company opened seven new stores during the third quarter of fiscal 2019, ending the quarter with 113 warehouse format stores.
  Operating income decreased 8.3% to $31.4 million from $34.2 million in the third quarter of fiscal 2018. Operating margin decreased 190 basis points to 6.0%. The third quarter of fiscal 2019 included a $4.1 million impairment of our right-of-use asset related to our former Store Support Center.
  Net income increased 54.2% to $41.0 million compared to $26.6 million in the third quarter of fiscal 2018. Diluted EPS was $0.39 compared to $0.25 in the third quarter of fiscal 2018.
  Adjusted net income* increased 9.9% to $28.1 million compared to $25.5 million in the third quarter of fiscal 2018. Adjusted diluted EPS* was $0.27 compared to $0.24 in the third quarter of fiscal 2018, an increase of 12.5%.
  Adjusted EBITDA* increased 16.8% to $57.1 million compared to $48.9 million in the third quarter of fiscal 2018.

For the Thirty-nine Weeks Ended September 26, 2019

  Net sales increased 19.3% to $1,518.5 million from $1,273.1 million in the same period of fiscal 2018. Comparable store sales increased 3.6%. Comparable store sales excluding Houston increased 6.2%.
  The Company opened thirteen new stores and relocated one store during the thirty-nine weeks ended September 26, 2019.
  Operating income increased 8.4% to $117.1 million from $108.0 million in the same period of fiscal 2018. Operating margin decreased 80 basis points to 7.7%. The third quarter of fiscal 2019 included a $4.1 million impairment of our right-of-use asset related to our former Store Support Center.
  Net income increased 17.3% to $115.3 million compared to $98.3 million in the same period of fiscal 2018. Diluted EPS was $1.10 compared to $0.94 in the same period of fiscal 2018.
  Adjusted net income* increased 15.8% to $93.4 million compared to $80.6 million in the same period of fiscal 2018. Adjusted diluted EPS* was $0.89 compared to $0.77 in the same period of fiscal 2018, an increase of 15.6%.
  Adjusted EBITDA* increased 24.7% to $183.8 million compared to $147.4 million in the same period of fiscal 2018.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Fourth Quarter and Fiscal 2019 Sales and Earnings Outlook (In millions, except EPS and store count)

Thirteen Weeks Ending
12/26/2019
Net sales	$523 - $529
Comparable store sales	4.0% to 5.0%
GAAP diluted EPS	$0.18 - $0.19
Adjusted diluted EPS	$0.20 - $0.21
Diluted weighted average shares outstanding	105.4
Adjusted EBITDA	$52.1 - $54.0
Warehouse format store count	120
New warehouse format stores	7

	Updated Outlook	Prior Outlook
	Year Ending	Year Ending
	12/26/2019	12/26/2019
Net sales	$2,041 - $2,047	$2,060 - $2,075
Comparable store sales	3.7% to 4.0%	4.5% to 5.5%
GAAP diluted EPS	$1.28 - $1.29	$1.14 - $1.18
Adjusted diluted EPS	$1.09 - $1.10	$1.09 - $1.12
Diluted weighted average shares outstanding	104.9	104.7
Adjusted EBITDA	$235.8 - $237.7	$238.0 - $243.0
Depreciation and amortization	Approximately $73.2	Approximately $74.3
Interest expense	Approximately $9.3	Approximately $9.8
Tax rate	23.3% for the remainder of fiscal 2019	23.3% for the remainder of fiscal 2019
Warehouse format store count	120	120
New warehouse format stores	20	20
Capital Expenditures	$203 - $213	$205 - $215

The above guidance includes certain non-GAAP financial measures (namely Adjusted EBITDA and Adjusted diluted EPS). Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Conference Call Details

A conference call to discuss the third quarter fiscal 2019 financial results is scheduled for today, November 1, 2019, at 9:00 a.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.

A recorded replay of the conference call is expected to be available approximately two hours following the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13694995. The replay will be available until November 8, 2019.

About Floor & Decor Holdings, Inc.

Floor & Decor is a multi-channel specialty retailer operating 113 warehouse-format stores across 28 states at the end of the third quarter 2019. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate, vinyl, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.

Comparable Store Sales

Comparable store sales refer to period-over-period comparisons of our net sales based on when the customer obtains control of their product, which is typically at the time of sale and may be slightly different than our historically reported net sales due to timing of when final delivery of the product has occurred. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following its opening, which is when we believe comparability has been achieved. Since our e-commerce sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in square footage of an existing comparable store, including remodels and relocations, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed temporarily and relocated within their primary trade areas are included in same store sales. Additionally, any stores that were closed during the current or prior fiscal year are excluded from the definition of comparable stores.

Non-GAAP Financial Measures

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.

Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset disposal, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc. Consolidated Statements of Income (In thousands, except per share data) (Unaudited)
	Thirteen Weeks Ended
	9/26/2019		9/27/2018		% Increase
	Actual	% of Sales	Actual	% of Sales	(Decrease)
Net sales	$521,093	100.0%	$435,882	100.0%	19.5%
Cost of sales	307,305	59.0	257,656	59.1	19.3
Gross profit	213,788	41.0	178,226	40.9	20.0
Operating expenses:
Selling and store operating	136,958	26.3	109,182	25.0	25.4
General and administrative	37,246	7.1	26,477	6.1	40.7
Pre-opening	8,184	1.6	8,330	1.9	(1.8)
Total operating expenses	182,388	35.0	143,989	33.0	26.7
Operating income	31,400	6.0	34,237	7.9	(8.3)
Interest expense	1,978	0.4	2,171	0.5	(8.9)
Income before income taxes	29,422	5.6	32,066	7.4	(8.2)
(Benefit) provision for income taxes	(11,552)	(2.3)	5,498	1.2	NM
Net income	$40,974	7.9%	$26,568	6.1%	54.2%
Basic weighted average shares outstanding	100,137		97,254
Diluted weighted average shares outstanding	105,180		104,565
Basic earnings per share	$0.41		$0.27		51.9%
Diluted earnings per share	$0.39		$0.25		56.0%
	Thirty-nine Weeks Ended
	9/26/2019		9/27/2018
	Actual	% of Sales	Actual	% of Sales	% Increase
Net sales	$1,518,454	100.0%	$1,273,109	100.0%	19.3%
Cost of sales	885,469	58.3	751,859	59.1	17.8
Gross profit	632,985	41.7	521,250	40.9	21.4
Operating expenses:
Selling and store operating	398,984	26.3	320,375	25.2	24.5
General and administrative	98,364	6.5	74,995	5.9	31.2
Pre-opening	18,580	1.2	17,892	1.4	3.8
Total operating expenses	515,928	34.0	413,262	32.5	24.8
Operating income	117,057	7.7	107,988	8.5	8.4
Interest expense	7,122	0.5	6,100	0.5	16.8
Income before income taxes	109,935	7.2	101,888	8.0	7.9
(Benefit) provision for income taxes	(5,355)	(0.4)	3,603	0.3	NM
Net income	$115,290	7.6%	$98,285	7.7%	17.3%
Basic weighted average shares outstanding	98,855		96,551
Diluted weighted average shares outstanding	104,812		104,736
Basic earnings per share	$1.17		$1.02		14.7%
Diluted earnings per share	$1.10		$0.94		17.0%

NM – Not Meaningful

Consolidated Balance Sheets (In thousands, except share and per share data) (Unaudited)
	As of	As of
	September 26,	December 27,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$84,106	$644
Income taxes receivable	9,249	4,324
Receivables, net	45,284	67,527
Inventories, net	483,957	471,014
Prepaid expenses and other current assets	21,113	15,949
Total current assets	643,709	559,458
Fixed assets, net	425,498	328,366
Right-of-use assets	743,517	—
Intangible assets, net	109,307	109,330
Goodwill	227,447	227,447
Other assets	7,395	9,490
Total long-term assets	1,513,164	674,633
Total assets	$2,156,873	$1,234,091
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loans	$—	$3,500
Current portion of lease liabilities	53,117	—
Trade accounts payable	318,350	313,503
Accrued expenses and other current liabilities	112,141	82,038
Deferred revenue	8,824	5,244
Total current liabilities	492,432	404,285
Term loans	143,288	141,834
Deferred rent	—	36,980
Lease liabilities	775,838	—
Deferred income tax liabilities, net	20,005	26,838
Tenant improvement allowances	—	37,295
Other liabilities	2,270	2,550
Total long-term liabilities	941,401	245,497
Total liabilities	1,433,833	649,782
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at September 26, 2019 and December 27, 2018	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 101,025,978 shares issued and outstanding at September 26, 2019 and 97,588,539 issued and outstanding at December 27, 2018	101	98
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at September 26, 2019 and December 27, 2018	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at September 26, 2019 and December 27, 2018	—	—
Additional paid-in capital	364,626	340,462
Accumulated other comprehensive income (loss), net	(361)	186
Retained earnings	358,674	243,563
Total stockholders’ equity	723,040	584,309
Total liabilities and stockholders’ equity	$2,156,873	$1,234,091

Consolidated Statements of Cash Flows (In thousands) (Unaudited)
	Thirty-nine Weeks Ended
	September 26,	September 27,
	2019	2018
Operating activities
Net income	$115,290	$98,285
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,297	37,043
Loss on asset impairments and disposals	4,111	—
Amortization of tenant improvement allowances	—	(3,277)
Deferred income taxes	(6,644)	2,605
Interest cap derivative contracts	323	(878)
Stock based compensation expense	6,660	4,611
Changes in operating assets and liabilities:
Receivables, net	6,166	(1,627)
Inventories, net	(12,943)	13,685
Trade accounts payable	4,847	(20,945)
Accrued expenses and other current liabilities	26,209	(2,352)
Income taxes	(4,871)	312
Deferred revenue	3,579	2,806
Deferred rent	—	7,340
Tenant improvement allowances	—	11,974
Other, net	13,570	(5,883)
Net cash provided by operating activities	209,594	143,699
Investing activities
Purchases of fixed assets	(141,015)	(109,395)
Net cash used in investing activities	(141,015)	(109,395)
Financing activities
Borrowings on revolving line of credit	100,100	204,050
Payments on revolving line of credit	(100,100)	(245,050)
Payments on term loans	(2,625)	(2,625)
Proceeds from exercise of stock options	15,063	9,299
Proceeds from employee stock purchase plan	2,445	—
Net cash provided by (used in) financing activities	14,883	(34,326)
Net increase (decrease) in cash and cash equivalents	83,462	(22)
Cash and cash equivalents, beginning of the period	644	556
Cash and cash equivalents, end of the period	$84,106	$534
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$177,953	$—
Cash paid for interest	$5,726	$5,732
Cash paid for income taxes	$12,125	$722
Fixed assets accrued at the end of the period	$23,394	$14,500

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except EPS) (Unaudited)

Adjusted net income and Adjusted diluted EPS
	Thirteen Weeks Ended
	9/26/2019	9/27/2018
Net income (GAAP):	$40,974	$26,568
Secondary offering costs (a)	75	319
Operating lease right-of-use asset impairment (c)	4,136	—
Store Support Center relocation and distribution center closure (d)	1,969	702
Tax benefit of stock option exercises (e)	(17,670)	(743)
Deferred tax adjustment due to tax reform and other credits (f)	—	(1,174)
Tax impact of adjustments to net income (g)	(1,424)	(139)
Adjusted net income	$28,060	$25,533
Diluted weighted average shares outstanding	105,180	104,565
Adjusted diluted EPS	$0.27	$0.24
	Thirty-nine Weeks Ended
	9/26/2019	9/27/2018
Net income (GAAP):	$115,290	$98,285
Secondary offering costs (a)	648	1,134
Hurricane disaster recovery (b)	—	(516)
Operating lease right-of-use asset impairment (c)	4,136	—
Store Support Center relocation and distribution center closure (d)	5,384	1,280
Tax benefit of stock option exercises (e)	(30,011)	(18,156)
Deferred tax adjustment due to tax reform and other credits (f)	—	(1,174)
Tax impact of adjustments to net income (g)	(2,090)	(218)
Adjusted net income	$93,357	$80,635
Diluted weighted average shares outstanding	104,812	104,736
Adjusted diluted EPS	$0.89	$0.77
(a)

Reflects costs accrued in connection with secondary public offerings of the Company’s common stock by certain of the Company’s stockholders. The Company did not sell any shares in these offerings and did not receive any proceeds from the sales of shares by the selling stockholders.

(b)	Reflects net insurance recoveries from hurricanes Harvey and Irma.
(c)	Represents impairment loss for the operating lease right-of-use asset related to the Company’s former Store Support Center in Smyrna, Georgia.
(d)

Amounts for the thirteen and thirty-nine weeks ended September 26, 2019 relate to costs incurred in connection with the relocation of the Company’s Store Support Center and closure of the Company’s Miami distribution center. Amounts for the thirteen and thirty-nine weeks ended September 27, 2018 relate to costs incurred in connection with the closure of the Company’s Miami distribution center.

(e)	Tax benefit due to stock option accounting (ASU No. 2016-09).
(f)

Adjustment reflects the impact of tax rate changes resulting from tax reform on temporary differences as reported in the 2017 tax return as compared to what was originally recorded in the Company’s fiscal 2017 provision and other credits.

(g)	Adjustment for taxes related to pre-tax adjustments above and miscellaneous tax reserves related to prior years.

EBITDA and Adjusted EBITDA
	Thirteen Weeks Ended
	9/26/2019	9/27/2018
Net income (GAAP):	$40,974	$26,568
Depreciation and amortization (a)	18,188	11,987
Interest expense	1,978	2,171
Income tax (benefit) expense	(11,552)	5,498
EBITDA	49,588	46,224
Stock compensation expense (b)	2,242	1,659
Loss on asset impairments and disposals (c)	4,133	—
Other (d)	1,184	1,035
Adjusted EBITDA	$57,147	$48,918
	Thirty-nine Weeks Ended
	9/26/2019	9/27/2018
Net income (GAAP):	$115,290	$98,285
Depreciation and amortization (a)	52,451	32,898
Interest expense	7,122	6,100
Income tax (benefit) expense	(5,355)	3,603
EBITDA	169,508	140,886
Stock compensation expense (b)	6,660	4,611
Loss on asset impairments and disposals (c)	4,111	—
Other (d)	3,528	1,931
Adjusted EBITDA	$183,807	$147,428
(a)

Excludes amortization of deferred financing costs, which is included as a part of interest expense in the table above. For the thirteen and thirty-nine weeks ended September 27, 2018, amounts are also net of amortization of tenant improvement allowances.

(b)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards and forfeitures.
(c)	Amount primarily represents impairment loss for the operating lease right-of-use asset related to the Company’s former Store Support Center in Smyrna, Georgia.
(d)

Other adjustments include amounts management does not consider indicative of the Company’s core operating performance. Amounts for the thirteen and thirty-nine weeks ended September 26, 2019 primarily relate to costs associated with the relocation of the Company’s Store Support Center as well as secondary public offering costs of the Company’s Class A common stock by certain of its stockholders. Amounts for the thirteen and thirty-nine weeks ended September 27, 2018 primarily relate to costs associated with the secondary public offerings of the Company’s Class A common stock by certain of its stockholders and the closing of the Company’s Miami distribution center, net of insurance recoveries from hurricanes Harvey and Irma. The company did not sell any shares in the 2018 or 2019 offerings and did not receive any proceeds from the sales of shares by the selling stockholders.

Reconciliation of GAAP to Non-GAAP Financial Measures Fourth Quarter 2019 Earnings Outlook (In millions, except per share data) (Unaudited) Certain numbers may not sum due to rounding

Adjusted net income and Adjusted diluted EPS
	Thirteen Weeks Ended
	12/26/2019		12/27/2018
	Low End	High End	Actual
Net income (GAAP):	$18.7	$20.2	$17.9
Store Support Center relocation and distribution center closure (a)	2.6	2.6	5.8
Tax benefit of stock option exercises (b)	—	—	(1.6)
Tax impact of adjustments to net income (c)	(0.6)	(0.6)	(1.3)
Adjusted net income	$20.7	$22.2	$20.8
Diluted weighted average shares outstanding	105.4	105.4	103.8
Adjusted diluted EPS	$0.20	$0.21	$0.20
(a)

For the thirteen weeks ending December 26, 2019, reflects costs associated with the relocation of the Company’s Store Support Center, including lease termination costs related to our former Store Support Center, and the closure of the Company’s Miami distribution center. For the thirteen weeks ended December 27, 2018, amounts reflect costs associated with the closure of the Company’s Miami distribution center.

(b)	Tax benefit due to stock option exercises.
(c)	Adjustment for taxes related to pre-tax adjustments above.
EBITDA and Adjusted EBITDA
	Thirteen Weeks Ended
	12/26/2019		12/27/2018
	Low End	High End	Actual
Net income (GAAP):	$18.7	$20.2	$17.9
Depreciation and amortization (a)	20.8	20.8	13.4
Interest expense	2.2	2.2	2.8
Income tax expense	5.7	6.1	2.6
EBITDA	47.4	49.3	36.8
Stock compensation expense (b)	2.3	2.3	1.9
Other (c)	2.4	2.4	5.8
Adjusted EBITDA	$52.1	$54.0	$44.5
(a)

Excludes amortization of deferred financing costs, which is included as a part of interest expense in the table above. For the thirteen weeks ended December 27, 2018, amounts are also net of amortization of tenant improvement allowances.

(b)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards and forfeitures.
(c)

Other adjustments include amounts management does not consider indicative of the Company’s core operating performance. Amounts for the thirteen weeks ending December 26, 2019 primarily relate to costs associated with the relocation of the Company’s Store Support Center, including lease termination costs related to our former Store Support Center. Amounts for the thirteen weeks ended December 27, 2018 primarily relate to costs associated with secondary public offerings of the Company’s common stock by certain of the Company’s stockholders and the closure of the Company’s Miami distribution center, net of insurance recoveries from hurricanes Harvey and Irma. The Company did not sell any shares in these offerings and did not receive any proceeds from the sales of shares by the selling stockholders.

Reconciliation of GAAP to Non-GAAP Financial Measures Fiscal Year 2019 Earnings Outlook (In millions, except per share data) (Unaudited) Certain numbers may not sum due to rounding

Adjusted net income and Adjusted diluted EPS
	Year Ended
	12/26/2019		12/27/2018
	Low End	High End	Actual
Net income (GAAP):	$134.0	$135.4	$116.2
Secondary offering costs (a)	0.6	0.6	1.1
Hurricane disaster recovery (b)	—	—	(0.5)
Operating lease right-of-use asset impairment (c)	4.1	4.1	—
Store Support Center relocation and distribution center closure (d)	8.0	8.0	7.1
Tax benefit of stock option exercises (e)	(30.0)	(30.0)	(19.7)
Deferred tax adjustment due to tax reform and other credits (f)	—	—	(1.2)
Tax impact of adjustments to net income (g)	(2.7)	(2.7)	(1.6)
Adjusted net income	$114.0	$115.4	$101.5
Diluted weighted average shares outstanding	104.9	104.9	104.6
Adjusted diluted EPS	$1.09	$1.10	$0.97
(a)

Reflects costs accrued in connection with secondary public offerings of the Company’s common stock by certain of the Company’s stockholders. The Company did not sell any shares in the offerings and did not receive any proceeds from the sales of shares by the selling stockholders.

(b)	Reflects net insurance recoveries from hurricanes Harvey and Irma.
(c)	Represents impairment loss for the operating lease right-of-use asset related to the Company’s former Store Support Center in Smyrna, Georgia.
(d)

For the year ending December 26, 2019, reflects costs associated with the relocation of the Company’s Store Support Center, including lease termination costs related to our former Store Support Center, and the closure of the Company’s Miami distribution center. For the year ended December 27, 2018, amounts reflect costs associated with the closure of the Company’s Miami distribution center.

(e)	Tax benefit due to stock option exercises.
(f)

Reflects the impact of tax rate changes resulting from tax reform on temporary differences as reported in the Company’s 2017 tax return as compared to the amount the Company originally recorded for such impacts in fiscal 2017 and other credits.

(g)	Adjustment for taxes related to pre-tax adjustments above.

EBITDA and Adjusted EBITDA
	Year Ended
	12/26/2019		12/27/2018
	Low End	High End	Actual
Net income (GAAP):	$134.0	$135.4	$116.2
Depreciation and amortization (a)	73.2	73.2	46.3
Interest expense	9.3	9.3	8.9
Income tax expense	0.3	0.8	6.2
EBITDA	216.8	218.7	177.6
Stock compensation expense (b)	9.0	9.0	6.5
Loss on asset impairments and disposals (c)	4.1	4.1	—
Other (d)	5.9	5.9	7.8
Adjusted EBITDA	$235.8	$237.7	$191.9
(a)

Excludes amortization of deferred financing costs, which is included as a part of interest expense in the table above. For the year ended December 27, 2018, amounts are also net of amortization of tenant improvement allowances.

(b)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on timing of awards and forfeitures.
(c)	Amount primarily represents impairment loss for the operating lease right-of-use asset related to the Company’s former Store Support Center in Smyrna, Georgia.
(d)

Other adjustments include amounts management does not consider indicative of the Company’s core operating performance. Amounts for the year ending December 26, 2019 primarily relate to costs associated with secondary public offerings of the Company’s common stock by certain of the Company’s stockholders, the relocation of the Company’s Store Support Center, including lease termination costs related to our former Store Support Center, and the closure of the Company’s Miami distribution center. Amounts for the year ended December 27, 2018 primarily relate to costs associated with secondary public offerings of the Company’s common stock by certain of the Company’s stockholders and the closure of the Company’s Miami distribution center, net of insurance recoveries from hurricanes Harvey and Irma. The Company did not sell any shares in the 2018 or 2019 offerings and did not receive any proceeds from the sales of shares by the selling stockholders.

Forward-Looking Statements

This release and the associated webcast/conference call contain forward-looking statements, including with respect to the Company’s estimated net sales, comparable store sales growth, diluted EPS, Adjusted diluted EPS, diluted weighted average shares outstanding, Adjusted EBITDA, warehouse format store count, and new warehouse format stores for both the thirteen weeks ending December 26, 2019, and all of fiscal 2019 and with respect to the Company’s estimated depreciation and amortization expenses, interest expense, tax rate, capital expenditures, and the impact of tariffs for fiscal 2019. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of recent natural disasters on sales.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, those factors described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2018 filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2019 (the “Annual Report”) and in the Company’s Quarterly Reports on Form 10-Q for the quarter ended June 27, 2019 filed with the SEC on August 1, 2019 (the “Q2 Quarterly Report”) and the quarter ended September 26, 2019 filed with the SEC on November 1, 2019 (the “Q3 Quarterly Report” and together with the Q2 Quarterly Report, the “Quarterly Reports”) under the sections labeled “Forward-Looking Statements.” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Legal Proceedings” and “Risk Factors” and elsewhere in the Annual Report and Quarterly Reports.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise, including the Company’s estimated net sales, comparable store sales growth, diluted EPS, Adjusted diluted EPS, diluted weighted average shares outstanding, Adjusted EBITDA, warehouse format store count, and new warehouse format stores for both the thirteen weeks ending December 26, 2019, and all of fiscal 2019 and with respect to the Company’s estimated depreciation and amortization expenses, interest expense, tax rate and capital expenditures or the impact of tariffs for fiscal 2019.

Contacts

Investor Contacts:

Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com

or

Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com